THE HARTFORD MUTUAL FUNDS, INC.

THE HARTFORD MUTUAL FUNDS II, INC.

HARTFORD SERIES FUND, INC.

HARTFORD HLS SERIES FUND II, INC.

HARTFORD FUNDS EXCHANGE-TRADED TRUST

LATTICE STRATEGIES TRUST

HARTFORD SCHRODERS OPPORTUNISTIC INCOME FUND

SARBANES-OXLEY CODE OF ETHICS FOR SENIOR OFFICERS

I.    Introduction

The Boards of Directors/Trustees of The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Hartford HLS Series Fund II, Inc., Hartford Funds Exchange-Traded Trust, Hartford Schroders Opportunistic Income Fund and Lattice Strategies Trust (each, a “Fund”) have established this Code of Ethics (“Code”) in accordance with Section 406 of the Sarbanes-Oxley Act of 2002. This Code does not supersede or otherwise affect the separate code of ethics that the Fund has adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

II.     Covered Officers/Purpose of Code

This Code applies to each Fund’s Chief Executive Officer and Treasurer (collectively, the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified herein; and

•	accountability for adherence to this Code.

Each Covered Officer owes a duty to the Funds to adhere to a high standard of business ethics, and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Each Covered Officer should encourage his or her colleagues who provide services to the Funds, whether directly or indirectly, to do the same.

For purposes of this Code, the Compliance Officer is the Fund’s Chief Compliance Officer or his or her delegate.

III.     Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Fund.

Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund. The compliance programs and procedures of the Funds and their investment adviser and distributor are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and their investment adviser and distributor, or affiliates of the investment adviser and distributor (together, the “Service Providers”), of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions which will have different effects on the investment adviser, the distributor, Service Providers and the Funds. The participation of the Covered Officers in such activities is inherent in these contractual relationships and is consistent with the performance by the Covered Officers of their duties as officers of the Funds and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. Covered Officers should keep in mind that the following list of prohibitions does not cover every possible situation. The overarching principle – that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds– should be the guiding principle in all circumstances.

Each Covered Officer must:

•

not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

•	not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds; and

•	not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to profit personally or cause others to profit, by the market effect of such transactions.

There are some conflict of interest situations that should be discussed with the Compliance Officer of a Fund if material. Examples of these include:

•	any outside business activity that detracts from the ability of a Covered Officer to devote appropriate time and attention to his or her responsibilities as a Covered Officer of the Fund;

•

the receipt of any non-nominal gifts related to the business of the Fund that may be inconsistent with any policy on gifts established by the Fund’s investment adviser and distributor from time to time; and

•

a direct or indirect personal financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

IV.     Disclosure and Compliance

Each Covered Officer:

•	must familiarize himself or herself with the disclosure requirements applicable to a Fund and its disclosure controls and procedures;

•

must not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s directors and independent accountants, and to governmental regulators and self-regulatory organizations;

•

should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund and its investment adviser and distributor and take other appropriate steps with the goal of promoting full, fair, accurate and timely disclosure in the reports and documents the Fund files with, or submits to, the SEC and that are signed or certified by him or her;

•	must cooperate with the Fund’s independent accountants, regulatory agencies and internal auditors in their review or inspection of the Fund and its operations; and

•	comply with all laws, rules, and regulations applicable to the Fund’s operations and business.

V.    Confidentiality

Covered Officers must maintain the confidentiality of information entrusted to them by the Fund, except when disclosure is authorized by Fund counsel or required by laws or regulations. Whenever possible, Covered Officers should consult with Fund counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Fund or its shareholders, if disclosed. The obligation to preserve confidential information continues even after employment as a Covered Officer ends.

VI.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of this Code (or upon becoming a Covered Officer), affirm in writing that he or she has received and read this Code, and understands it (Appendix A);

•	annually thereafter affirm that he or she has complied with the requirements of this Code (Appendix A);

•	not retaliate against any person for reports of potential violations that are made in good faith; and

•	notify the Compliance Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

VII.    Investigations, Enforcements and Waivers

The Funds will follow these procedures in investigating and enforcing this Code:

•	the Compliance Officer will take all appropriate action to investigate any violations and potential violations reported to him or her;

•	if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

•	any matter that the Compliance Officer believes is a violation will be reported to the Board of Directors of the Fund, or, if applicable Compliance Committee after such investigation;

•

if the Board determines that a violation has occurred, it will consider appropriate action, which may, without limitation, include review of, and appropriate modifications to, applicable policies and procedures; or notification to appropriate personnel of the investment adviser, distributor or their respective boards;

•	the Board will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VIII.    Recordkeeping

General. The Fund requires accurate recording and reporting of information in order to make responsible business decisions. All of the Fund’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Fund’s transactions and must conform both to applicable legal requirements and to the Fund’s system of internal controls.

Code Records. A copy of this Code, any amendments hereto, and any reports or other records created in relation to waivers of or amendments to provisions of this Code shall be kept as records of the Fund for six years from the end of the fiscal year in which such document was created. Such records shall be furnished to the SEC or its staff upon request.

IX.    Amendments to the Code

The Covered Officers and the Compliance Officer are encouraged to recommend improvements to this Code to the Board, and the Board may amend the Code in its discretion. In connection with any amendment to the Code, the Compliance Officer shall prepare a brief description of the amendment to the Board.

X.    Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and will be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters will not be disclosed to anyone other than the Board, the Funds’ investment adviser and distributor, and their respective counsel.

XI.    Internal Use

This Code is intended solely for the internal use by the Funds. This Code is a statement of certain fundamental principles, policies and procedures that govern the Covered Officers in the conduct of the Funds’ business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person.

Adopted: May 13, 2003

Revision History

May 3, 2016

November 7, 2017

Appendix A

Sarbanes-Oxley Code of Ethics for Senior Officers

Initial and Annual Certification of Compliance

Name (please print)

This is to certify that I have received a copy the Sarbanes-Oxley Code of Ethics for Senior Officers for The Hartford Mutual Funds, Inc., Hartford Mutual Funds II, Inc., Hartford Series Fund, Inc., Hartford HLS Series Fund II, Inc., Hartford Funds Exchange-Traded Trust, Hartford Schroders Opportunistic Income Fund and Lattice Strategies Trust.

I have read and understand the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of this Code of which I become aware.

Check one:

Initial

[    ] I further certify that I am subject to the Code and will comply with each of the Code’s provisions to which I am subject.

Annual

[    ] I further certify that I have complied with and will continue to comply with each of the provisions of the Code to which I am subject.

Signature

Date

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